Filed Pursuant to Rule 424(b)(5)
Registration No. 333-231098

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to the shares has become effective under the Securities Act of 1933, as amended. This preliminary prospectus supplement and the accompanying prospectus do not constitute an offer to sell the shares and it is not soliciting an offer to buy the shares in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 15, 2019

Preliminary Prospectus Supplement

(to Prospectus dated April 29, 2019)

$100,000,000

REPLIGEN CORPORATION

Common Stock

We are offering $100,000,000 of our common stock in this offering.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “RGEN.” The last reported sale price of our common stock on the Nasdaq Global Select Market on July 12, 2019 was $85.00 per share.

Concurrently with this offering of our common stock, we are offering     % Convertible Senior Notes due 2024, or the 2019 Notes, in the aggregate principal amount of $250 million (or $287.5 million if the underwriters of such offering exercise in full their over-allotment option to purchase additional 2019 Notes) in an underwritten offering pursuant to a separate prospectus supplement, or the Concurrent Convertible Notes Offering. Neither the completion of this offering nor of the Concurrent Convertible Notes Offering is contingent on the completion of the other, so it is possible that this offering occurs and the Concurrent Convertible Notes Offering does not occur, and vice versa. We cannot assure you that the Concurrent Convertible Notes Offering will be completed on the terms described herein, or at all. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Concurrent Convertible Notes Offering. See “Concurrent Convertible Notes Offering.”

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to Repligen Corporation, before expenses	$	$

(1)	We have agreed to reimburse the underwriters for certain expenses. See “Underwriting.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-19 of this prospectus supplement, in our Annual Report on Form 10-K for the year ended December 31, 2018 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, which are incorporated herein by reference.

We have granted the underwriters an option to purchase up to $15,000,000 of additional shares from us at the public offering price, less underwriting discounts and commissions, within 30 days of the date of this prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters are offering the shares of our common stock as set forth under “Underwriting.” Delivery of the shares of common stock will be made on or about July     , 2019.

Joint Book-Running Managers

J.P. Morgan	Stephens Inc.	Janney Montgomery Scott

The date of this prospectus supplement is                     , 2019.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is part of the registration statement that we filed with the SEC using a “shelf” registration process and consists of two parts. The first part is this prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, gives more general information, some of which may not apply to this offering. Generally, when we refer to the “prospectus,” we are referring to both parts combined. This prospectus supplement and any free writing prospectus we authorize for use in connection with this offering may add to, update or change information in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus.

If information in this prospectus supplement is inconsistent with the accompanying prospectus or with any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, you should rely on this prospectus supplement. This prospectus supplement, the accompanying prospectus, the documents incorporated by reference into each of them and any free writing prospectus we authorize for use in connection with this offering include important information about us, the common stock and other information should you consider before investing in the common stock. See “Incorporation of Certain Information by Reference.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein or in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties and covenants were made as of a date prior to the date of this prospectus supplement, and facts and circumstances may have changed since such date. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We take no responsibility for, and can provide no assurances as to the reliability of, any information that is in addition to or different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We are not offering to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than as of the date of this prospectus supplement or the accompanying prospectus, as the case may be, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our securities. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

All references in this prospectus supplement or the accompanying prospectus to “Repligen,” the “Company,” “we,” “us,” or “our” mean Repligen Corporation and our subsidiaries, unless we state otherwise or the context otherwise requires.

This prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference contain references to trademarks, service marks and trade names owned by us or other companies. Solely for convenience, trademarks, service marks and trade names referred to in this prospectus supplement, the accompanying prospectus and the information incorporated herein and therein, including logos, artwork, and other visual displays, may appear without the® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, service marks and trade names. We do not intend our use or display of other companies’ trade names, service marks or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement, the accompanying prospectus or any related free writing prospectus are the property of their respective owners.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein contain, and any free writing prospects we authorize for use in connection with this offering may contain, statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements may contain projections of our future results of operations or of our financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would,” “plan,” “projected” or the negative of such words or other similar words or phrases. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.

Investors are cautioned not to unduly rely on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	the acceptance by the market of our products;

•	the implementation of our business model, strategic plans for our business, products and technology;

•	the timing of and our ability to complete and successfully integrate acquisitions, including the C Technologies, Inc., or C Technologies, acquisition;

•	our expectations relating to the synergies, cost savings and other benefits of acquisitions, including the C Technologies acquisition;

•	the growth of our business into new markets and geographies;

•	our ability to maintain and establish key customer relationships;

•	our ability to identify and engage in strategic partnerships;

•	estimates of our expenses, future revenues and capital requirements;

•	our financial performance;

•	preliminary estimates for our second quarter financial results;

•	the scope of protection we are able to establish and maintain for intellectual property rights covering our products and technology;

•	developments relating to our competitors and our industry;

•	the Concurrent Convertible Notes Offering (as described in “Prospectus Supplement Summary—Concurrent Convertible Notes Offering”);

•	the redemption, exchange or conversion of our existing 2.125% Convertible Senior Notes due 2021, or the 2016 Notes;

•	our expected or intended use of proceeds from this offering and the Concurrent Convertible Notes Offering; and

•	other risks and uncertainties, including those listed under the caption “Risk Factors” below and in any documents incorporated by reference herein.

Given these uncertainties, readers should not place undue reliance on our forward-looking statements. These forward-looking statements speak only as of the date on which the statements were made and are not guarantees of future performance. Except as may be required by applicable law, we do not undertake or intend to update any forward-looking statements after the date of this prospectus supplement or the accompanying prospectus or the respective dates of documents incorporated by reference herein or therein that include forward-looking statements.

PRESENTATION OF NON-GAAP FINANCIAL INFORMATION

Non-GAAP Adjusted Income From Operations, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EBITDA, and Non-GAAP Earnings Per Share (Diluted), which are presented in this prospectus supplement, are not required by, or presented in accordance with, generally accepted accounting principles in the United States, or GAAP. We include this non-GAAP financial information because we believe these measures provide a useful comparison of our financial results between periods and reflect how management reviews its financial results. These financial measures exclude the impact of certain acquisition-related items because we believe that the resulting charges do not accurately reflect the performance of our ongoing operations for the period in which such charges were incurred.

We define Non-GAAP Adjusted Income From Operations as income from operations as reported in accordance with GAAP, excluding acquisition and integration costs, inventory step-up charges, and amortization of intangible assets booked through our condensed consolidated statements of comprehensive income. Similarly, we define Non-GAAP Adjusted Net Income as net income as reported in accordance with GAAP, excluding acquisition and integration costs and related tax effects, inventory step-up charges, amortization of intangible assets and related tax effects, non-cash interest expense, the partial release of valuation allowance on our deferred tax assets and the net impact of tax reform legislation booked through our condensed consolidated statements of comprehensive income. We define Non-GAAP Adjusted EBITDA as net income as reported in accordance with GAAP, excluding investment income, interest expense, taxes, depreciation and amortization, acquisition and integration costs and inventory step-up charges booked through our condensed consolidated statements of comprehensive income. Finally, we define Non-GAAP Adjusted Earnings Per Share (Diluted) as net income per share as reported in accordance with GAAP, excluding acquisition and integration costs, inventory step-up charges, amortization of intangible assets and related tax effects, partial release of valuation allowance on deferred tax assets and net impact of tax reform legislation and non-cash interest expense booked through our condensed consolidated statements of comprehensive income.

Non-GAAP Adjusted Income From Operations, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted Earnings Per Share (Diluted) are not recognized terms under GAAP. Because some companies do not calculate Non-GAAP Adjusted Income From Operations, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EBITDA, and Non-GAAP Adjusted Earnings Per Share (Diluted) in the same way as we do and financial metrics reported by other companies under the same or similar captions may not be comparable, from a financial point of view, to any financial measures we report, our non-GAAP financial measures should not be considered as alternative measures of operating profit or net income, and do not replace the presentation of our financial results in accordance with GAAP.

For reconciliations of our income from operations, net income and earnings per share, as applicable, to Non-GAAP Adjusted Income From Operations, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted Earnings Per Share (Diluted), see “Summary Consolidated Financial Data—Reconciliation of Non-GAAP Financial Measures.”

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all the information that you should consider before making your investment decision. You should read this entire prospectus supplement and the accompanying prospectus carefully, especially the risks of investing in our securities discussed under “Risk Factors” beginning on page S-19 of this prospectus supplement, along with our consolidated financial statements and notes to those consolidated financial statements and our unaudited pro forma condensed combined financial statements and notes to those financial statements and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus we authorize for use in connection with this offering, before making an investment decision. This prospectus supplement may add to, update or change information in the accompanying prospectus.

Overview

Repligen and its subsidiaries, collectively doing business as Repligen Corporation, is a leading provider of advanced bioprocessing technologies and solutions used in the process of manufacturing biologic drugs. Our products are made to substantially increase biopharmaceutical manufacturing efficiencies and flexibility. As the global biologics market continues to experience strong growth and expansion, our customers – primarily large biopharmaceutical companies and contract development and manufacturing organizations, or CDMOs, face critical production cost, capacity, quality and time pressures that our products are made to address. We believe that our commitment to bioprocessing is helping to set new standards for the way our customers manufacture biologic drugs, including monoclonal antibodies, recombinant proteins, vaccines and gene therapies. We are dedicated to inspiring advances in bioprocessing as a trusted partner in the production of biologic drugs that improve human health worldwide.

We currently operate as one bioprocessing business, with a comprehensive suite of products to serve both upstream and downstream processes in biologic drug manufacturing. Building on over 35 years of industry expertise, we have developed a broad and diversified product portfolio that reflects our commitment to build a best-in-class bioprocessing technology company with a world-class direct sales and commercial organization. Our bioprocessing business is currently comprised of four main franchises – Proteins, Filtration, Chromatography and Process Analytics. Based on internal estimates and assumptions, we believe our Proteins, Filtration, Chromatography and Process Analytics franchises sell into addressable markets of approximately $475 million, $900 million, $180 million, and $500 million respectively, for an aggregate addressable market of approximately $2.1 billion.

Our Proteins franchise is represented by our Protein A affinity ligands, which are a critical component of Protein A chromatography resins used in downstream purification, and cell culture growth factor products, which are a key component of cell culture media used upstream to increase cell density in a bioreactor and improve product yield. We sell these products through supply and distribution agreements with life sciences companies. Using ligands and growth factors manufactured and/or owned by Repligen, our life sciences customers produce and sell Protein A resins and cell culture media, respectively, to end users (biopharmaceutical companies and CDMOs).

Our Filtration franchise includes our XCell™ ATF (alternating tangential flow) systems for use in upstream process intensification, our single-use SIUS™ TFF (tangential flow filtration) cassettes for use in downstream concentration and formulation processes, our KrosFlo® line of hollow fiber TFF cartridges and systems used in both upstream clarification and downstream formulation processes, and our Pro-Connex® single-use flow paths and single-use tubing sets used in TFF applications. Our Filtration franchise has grown to be our largest franchise through a combination of acquisitions and internal innovation. We sell our filtration products directly to end users.

Our Chromatography franchise includes a number of products used in the downstream purification and quality control of biological drugs. We sell a broad range of OPUS® pre-packed chromatography columns, or PPCs, as well as chromatography resins and ELISA test kits. We sell our chromatography products direct to end users.

Our acquisition of C Technologies, which was consummated on May 31, 2019, added our fourth franchise, Process Analytics, to our bioprocessing business. With the acquisition of C Technologies, we plan to expand our analytics and testing systems beyond our ELISA test kits. We believe our acquisition of C Technologies will help to establish Repligen in the bioprocess analytics industry with differentiated protein measurement technologies and an R&D portfolio focused on enabling real-time process monitoring in upstream and downstream applications.

Our “go direct” approach includes five acquisitions since 2014, multiple new product launches through internal innovation, key strategic collaborations and the expansion of our commercial team. Our growth has also been aided by a robust and expanding biologics market. For instance, between 2016 and 2018, 36 monoclonal antibodies were approved by the FDA, representing almost 40% of all approved monoclonal antibodies since the first therapeutic antibody was brought to market in 1986. We have focused our approach on four core areas:

Acquisitions. In June 2014, we entered the filtration market with the acquisition of ATF technology (now XCell ATF) from Refine Technologies LLC. In April 2016, we expanded our Chromatography franchise, adding process development scale pre-packed chromatography columns (now OPUS PD) through our purchase of Atoll GmbH, enabling preclinical to commercial-stage scalability for our OPUS PPC line. In December 2016, we expanded our Filtration portfolio into downstream applications, adding single-use SIUS flat sheet TFF cassettes through our purchase of TangenX Technology Corporation. In August 2017, we further expanded our Filtration franchise through our acquisition of Spectrum Life Sciences LLC, or Spectrum, adding the KrosFlo line of hollow fiber TFF cartridges and systems, tangential flow depth filtration technology, and Pro-Connex single-use tubing sets. With the acquisition of Spectrum, we in-house manufacture hollow fiber filters that can be used in our XCell ATF systems and have increased our direct sales presence in Europe and Asia. In May 2019, we acquired C Technologies, which established a fourth franchise, Process Analytics, which we expect will complement and support our existing Proteins, Filtration and Chromatography franchises.

Internal development. Our internal development efforts have generated a number of innovative new products that we believe are well positioned for growth as customers increasingly adopt single-use and continuous processing products. In 2011, we launched the first of our OPUS pre-packed columns, and have continued to expand the OPUS family with new sizes and features such as a resin recovery port on our largest columns. Early in 2018, we introduced OPUS 80 R, the largest available PPC on the market for use in late-stage clinical or select commercial purification processes. In 2016, we introduced a single-use version of our XCell ATF perfusion device, designed to improve customer convenience and lower barriers to customer adoption. In 2018, we introduced our KONDUiT device to automate concentration and buffer exchange when used with our hollow fiber or flat sheet TFF filtration products. We plan to continue to advance both internal and acquired assets to introduce new products and/or features that can expand applications for our products.

Strategic collaborations. In June 2018, we secured an agreement with Navigo Proteins GmbH for the exclusive co-development of multiple affinity ligands for which Repligen holds commercialization rights. We are manufacturing and have agreed to supply the first of these ligands, NGL-Impact™ A, exclusively to Purolite Life Sciences, who will pair our high-performance ligand with Purolite’s agarose jetting base bead technology used in their Jetted A50 Protein A resin product. We also signed a long term supply agreement with Purolite involving potential additional affinity ligands that may advance from our Navigo collaboration. The Navigo and Purolite agreements are supportive of our strategy to secure and reinforce our Proteins business. Supporting our Filtration franchise, in September 2018, we entered into a collaboration agreement with an industry leader, Sartorius Stedim Biotech, or SSB, to integrate our XCell ATF controller technology into SSB’s BIOSTAT® STR large-scale, single-use bioreactors, to create novel perfusion-enabled bioreactors.

Commercial expansion. We market our Chromatography and Filtration products globally through a direct commercial organization in the United States and Europe, as well as Asia, where we supplement direct sales with distributor relationships. Since 2014, we have significantly expanded our global commercial organization, to form a 103-person commercial team as of December 31, 2018. This includes 54 people in field positions (direct sales, field applications and field service), and 49 people with internal positions (marketing, product management and customer service). This expansion also includes the team of 26 highly experienced field personnel that we gained in connection with our acquisition of Spectrum in 2017. With the Spectrum acquisition, we greatly expanded our direct sales team in Asia, where we also work effectively with key distributors to serve our expanding customer base. In addition, the C Technologies acquisition has increased our sales capabilities in the U.S., Europe and Asia, with the integration of C Technologies’ commercial team (sales, field applications and service) and third-party distributors. Our commercial and R&D teams work to successfully launch new products and applications, as well as build new markets for acquired technologies that increase flexibility and convenience while streamlining biomanufacturing workflow for our customers.

Through acquisitions, internal R&D, strategic partnerships and commercial leverage, we continue to expand the applications for our bioprocessing products and to diversify our end markets.

Many of our products are early in their adoption cycle, and together with the expansion of our commercial organization and strategic acquisitions, have contributed to product revenue growth from $47.5 million in 2013, to $193.9 million in 2018. While all product franchises have grown over this period, our diversification strategy has resulted in a significant increase in direct product sales as a percent of total product revenue, from 17% in 2012. By 2018, 72% of total bioprocessing revenue was attributable to direct product sales; 47% from our Filtration franchise, 23% from our Chromatography franchise and a small percentage from other sources including sales of hospital products, which we obtained with our acquisition of Spectrum.

Customers use our products to produce initial quantities of drug for clinical studies, then scale-up to larger volumes as the drug progresses to commercial production following regulatory approval. Detailed specifications for a drug’s manufacturing process are included in applications that must be approved by regulators, such as the U.S. Food and Drug Administration, or the FDA, and the European Medicines Agency, throughout the clinical trial process and prior to final commercial approval. As a result, products that become part of the manufacturing specifications of a late-stage clinical or commercial process can be very difficult to displace given the related costs and uncertainties.

The Biologics Manufacturing Process

Manufacturing biologic drugs requires three fundamental steps. First, upstream manufacturing involves the production of the biologic by living cells that are grown in a series of bioreactors (seed bioreactors, scaling up to a production bioreactor) under controlled conditions. Methods of production vary, with the industry standard being fed-batch, where nutrients (cell culture media) are added to a production bioreactor to stimulate cell growth and production of the biologic drug of interest. The contents of the bioreactor then go through a harvest and clarification step. The industry is increasingly adopting the perfusion (or continuous) method of production, which circulates nutrients into the bioreactor, while simultaneously harvesting/clarifying the biologic drug product. Some manufacturers are embracing a hybrid approach combining both fed-batch and perfusion methods. The cells being grown in a bioreactor are engineered to produce the biologic drugs of interest. These tiny cell “factories” are highly sensitive to the conditions under which they grow, including the composition of the cell culture media and the growth factors used to stimulate increased cell growth and protein production, or titre.

Following the upstream steps, the process moves downstream and the biologic made upstream must be separated and purified, typically through various chromatography and filtration steps. Finally, the purified biologic drug is concentrated, formulated and then packaged (fill-finish) into its final injectable form.

Biologics are generally high value therapies. Given the inherent complexities of the process and the final drug product, we have observed that manufacturers are seeking and investing in innovative technologies that address pressure points in the production process in order to improve yields. Manufacturers are also seeking technologies that reduce costs as the biologic drug moves through clinical stages and into commercial processes by adopting single-use technologies as well as other products that enable increased flexibility and efficiency.

Our Strategy

We are focused on the development, production and commercialization of differentiated, technology-leading solutions or products that address specific pressure points in the biologics manufacturing process and deliver substantial value to our customers. Our products are designed to increase our customers’ product yield, and we are committed to supporting our customers with strong customer service and applications expertise.

We intend to build on our recent history of developing market-leading solutions and delivering strong financial performance through the following strategies:

•

Continued innovation. We plan to capitalize on our internal technological expertise to develop products that address unmet needs in upstream and downstream bioprocessing. We intend to invest further in our core Proteins product lines while developing platform and derivative products to support our Filtration, Chromatography and Process Analytics product lines. We plan to strengthen our existing product lines with complementary products and technologies that are designed to allow us to provide customers with a more efficient manufacturing process on one or more measures including flexibility, convenience, time savings, cost reduction and product yield. With the C Technologies acquisition, we offer customers bioprocess analytics solutions designed to easily integrate with our current franchises, for both upstream and downstream applications.

•

Platforming our products. A key strategy for accelerating market adoption of our products is delivery of enabling technologies that become the standard, or “platform,” technology in markets where we compete. We focus our efforts on winning early-stage technology evaluations through direct interaction with the key biomanufacturing decision makers in process development labs. This strategy is designed to establish early adoption of our enabling technologies at key accounts, with opportunity for customers to scale up as the molecule advances to later stages of development and potential commercialization. We believe this approach can accelerate the implementation of our products as platform products, thereby strengthening our competitive advantage and contributing to long-term growth.

•

Targeted acquisitions. We intend to continue to selectively pursue acquisitions of innovative technologies and products. We intend to leverage our balance sheet to acquire technologies and products that improve our overall financial performance by improving our competitiveness in filtration, chromatography or process analytics or by moving us into adjacent markets with common commercial call points.

•	Geographical expansion. We intend to expand our global commercial presence by continuing to selectively build out our global sales, marketing, field applications and services infrastructure.

•

Operational efficiency. We seek to expand operating margins through capacity utilization and process optimization strategies designed to increase our manufacturing yields. We plan to invest in systems to support our global operations, optimizing resources across our global footprint to maximize productivity.

Recent Developments

May 2019 Offering

On May 3, 2019, we completed an underwritten public offering, or the May 2019 Offering, in which 3,144,531 shares of our common stock, which includes the underwriters’ exercise in full of an option to purchase up to an additional 410,156 shares, were sold to the public at a price to the public of $64.00 per share. The net proceeds received by Repligen from this offering, net of underwriting discounts and commissions (but before deducting offering expenses payable by us), totaled approximately $190.2 million.

Acquisition of C Technologies

On May 31, 2019, we consummated our previously announced acquisition of C Technologies. Pursuant to the stock purchase agreement, or the Purchase Agreement, dated April 25, 2019, among Repligen, C Technologies and Craig Harrison, as the sole stockholder of C Technologies, or the Stockholder, we acquired 100% of the outstanding capital stock of C Technologies in exchange for approximately $195 million in cash, or the Cash Consideration, and 779,221 shares of our common stock. Pursuant to the Purchase Agreement, approximately $3.4 million of the Cash Consideration was placed into a third party escrow account to satisfy any payments due to us for certain adjustments to the calculation of the working capital of C Technologies and certain indemnification obligations of the Stockholder.

Second Quarter Preliminary Financial Results

We expect our total revenue for the three months ended June 30, 2019 will be between approximately $70.0 million and $71.0 million, compared to $47.7 million in total revenue for the three months ended June 30, 2018. Our fully diluted earnings per share on a GAAP basis for the three months ended June 30, 2019 is expected to be between $0.12 and $0.15, compared to $0.06 for the three months ended June 30, 2018. Our fully diluted non-GAAP adjusted earnings per share for the three months ended June 30, 2019 is expected to be between $0.30 and $0.33, compared to $0.16 for the three months ended June 30, 2018. Adjustments to preliminary GAAP fully diluted earnings per share, reconciling to preliminary adjusted non-GAAP fully diluted earnings per share, include the following estimated adjustments: acquisition and integration costs of $0.14, intangible amortization of $0.06, non-cash interest expense of $0.02, and the tax effect of intangible amortization and integration costs of $(0.04), each per fully diluted share. See “Summary Consolidated Financial Data—Reconciliation of Non-GAAP Financial Measures.”

These financial results are only preliminary estimates and are based on information available to management as of the date of this prospectus supplement, and these expectations could change. See “Risks Related to This Offering—Our preliminary second quarter financial results represent management’s current estimates and are subject to change.” Our actual financial results as of and for the three months ended June 30, 2019 are subject to the completion of our financial statements as of and for such period, and are not indicative of future performance. Our independent registered public accountants have not audited, reviewed or performed any procedures with respect to such preliminary estimates and accordingly do not express an opinion or any other form of assurance with respect thereto. Complete quarterly results as of, and for the three months ended June 30, 2019 will be announced during our second quarter financial results earnings conference call and included in our Quarterly Report on Form 10-Q for the three months ended June 30, 2019.

Concurrent Convertible Notes Offering

Concurrently with this offering of our common stock, we are offering     % Convertible Senior Notes due 2024, or the 2019 Notes, in the aggregate principal amount of $250 million (or $287.5 million if the underwriters of such offering exercise in full their over-allotment option to purchase additional 2019 Notes) in an underwritten public offering pursuant to a separate prospectus supplement, or the Concurrent Convertible Notes Offering. Neither the completion of this offering nor of the Concurrent Convertible Notes Offering is contingent on the completion of the other, so it is possible that this offering occurs and the Concurrent Convertible Notes Offering does not occur, and vice versa. We cannot assure you that the Concurrent Convertible Notes Offering will be completed on the terms described herein, or at all. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Concurrent Convertible Notes Offering. See “Concurrent Convertible Notes Offering” for additional information.

Contemporaneous 2016 Notes Transactions

Contemporaneously with the pricing of this offering and the Concurrent Convertible Notes Offering, or the Offerings, we may enter into privately negotiated exchange transactions with certain holders of the 2016 Notes to exchange a portion of the 2016 Notes for a combination of cash in an amount equal to the principal amount exchanged and accrued and unpaid interest thereon and shares of our common stock in excess thereof. Furthermore, contemporaneously with the closing of the Offerings, we intend to issue a notice of redemption in respect of the remaining 2016 Notes, which we expect would result in the conversion of all or substantially all of the remaining 2016 Notes in accordance with their terms prior to the end of our third quarter of 2019. We intend to settle conversions of the remaining 2016 Notes with cash in an amount equal to the principal amount thereof and shares of our common stock in excess thereof.

Risks Related to Our Business

Our ability to execute our business strategy is subject to a number of risks of which you should be aware before you decide to invest in our common stock. In particular, you should consider the following risks, which are discussed more fully in the section entitled “Risk Factors” in this prospectus supplement, in our Annual Report on Form 10-K for the year ended December 31, 2018 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, which are incorporated herein by reference:

•

Our product revenue may be negatively impacted by a number of factors, including without limitation, competition in the bioprocessing market, our reliance on a limited number of customers, our ability to develop or acquire additional bioprocessing products in the future, our ability to manufacture our bioprocessing products sufficiently and timely, and our ability to effectively penetrate the bioprocessing products market.

•	We may not be able to achieve sufficient market acceptance for our bioprocessing products, and our results of operations and competitive position could suffer.

•

If our products do not perform as expected or the reliability of the technology on which our products are based is questioned, we could experience lost revenue, delayed or reduced market acceptance, increased cost and damage to our reputation.

•

If we are unable to manufacture our products in sufficient quantities and in a timely manner, our operating results will be harmed, our ability to generate revenue could be diminished and our gross margin may be negatively impacted.

•

Acquisitions we have completed, including the C Technologies acquisition, or may in the future complete expose us to risks that could adversely affect our business, and we may not achieve the anticipated benefits of acquisitions of businesses or technologies.

•	Our results of operations could be negatively affected by potential fluctuations in foreign currency exchange rates.

•	If we are unable to hire and retain skilled personnel, including sales and marketing personnel, then we will have trouble developing and marketing our products.

•	If we are unable to obtain or maintain our intellectual property rights related to our products, we may not be able to compete effectively or succeed commercially.

Company Information

We were incorporated in May 1981 under the laws of the State of Delaware. Our mailing address and executive offices are located at 41 Seyon Street, Waltham, MA 02453 and our telephone number at that address is (781) 250-0111. We maintain an Internet website at the following address: www.repligen.com. The information on, or that can be accessed through, our website does not constitute part of this prospectus supplement, and the reference to our website address is included in this prospectus supplement as an inactive textual reference only. You should not rely on any such information in making the decision whether to invest in our common stock. Our common stock trades on the Nasdaq Global Select Market under the symbol “RGEN.”

THE OFFERING

Common Stock Offered by Us	$100,000,000 of shares.

Option to Purchase Additional Shares of Common Stock	We have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement to purchase up to $15,000,000 of additional shares from us.

Common Stock to be Outstanding Immediately after This Offering
45,250,468 shares (or 45,426,938 shares if the underwriters exercise in full their option to purchase additional shares), assuming sales of $100,000,000 of shares of our common stock in this offering at an offering price of $85.00 per share (the last reported sale price of our common stock on the Nasdaq Global Select Market on July 12, 2019). The actual number of shares issued will vary depending on the sales price in this offering.

Use of Proceeds	We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $94.5 million (or approximately $108.7 million if the underwriters exercise their option to purchase additional shares of common stock in full).

In addition, concurrently with this offering, we are offering the 2019 Notes in the aggregate principal amount of $250 million (or $287.5 million if the underwriters of such offering exercise in full their over-allotment option to purchase additional 2019 Notes) in an underwritten offering pursuant to a separate prospectus supplement. We estimate that the net proceeds to us from the Concurrent Convertible Notes Offering, after deducting underwriting discounts and commissions and estimated expenses payable by us, will be approximately $242.6 million (or approximately $279.1 million if the underwriters in the Concurrent Convertible Notes Offering exercise in full their over-allotment option to purchase additional 2019 Notes).

We intend to use the net proceeds from this offering and, if completed, the Concurrent Convertible Notes Offering for working capital and other general corporate purposes, including up to approximately $115.0 million to finance the exchange and redemption, or a portion of the consideration due in connection with a conversion or exchange of, the 2016 Notes. Net proceeds from the Offerings may also be used to fund possible acquisitions of, or investments in, complementary businesses, products, services and technologies. We have not entered into any agreements or commitments with respect to any acquisitions or investments at this time. See “Use of Proceeds.”

Risk Factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-19 of this prospectus supplement, in our Annual Report on Form 10-K for the year ended December 31,

2018, and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, which are incorporated by reference herein, for a discussion of factors that you should read and consider before investing in our securities.

Concurrent Convertible Notes Offering
Concurrently with this offering of our common stock, we are offering the 2019 Notes in the aggregate principal amount of $250 million (or $287.5 million if the underwriters of such offering exercise in full their over-allotment option to purchase additional 2019 Notes) in the Concurrent Convertible Notes Offering. Neither the completion of this offering nor of the Concurrent Convertible Notes Offering is contingent on the completion of the other, so it is possible that this offering occurs and the Concurrent Convertible Notes Offering does not occur, and vice versa. We cannot assure you that the Concurrent Convertible Notes Offering will be completed on the terms described herein, or at all. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Concurrent Convertible Notes Offering. See “Concurrent Convertible Notes Offering” for additional information.

Contemporaneous 2016 Notes Transactions
Contemporaneously with the pricing of the Offerings, we may enter into privately negotiated exchange transactions with certain holders of the 2016 Notes to exchange a portion of the 2016 Notes for a combination of cash in an amount equal to the principal amount exchanged and accrued and unpaid interest thereon and shares of our common stock in excess thereof. Furthermore, contemporaneously with the closing of the Offerings, we intend to issue a notice of redemption in respect of the remaining 2016 Notes, which we expect would result in the conversion of all or substantially all of the remaining 2016 Notes in accordance with their terms prior to the end of our third quarter of 2019. We intend to settle conversions of the remaining 2016 Notes with cash in an amount equal to the principal amount thereof and shares of our common stock in excess thereof.

We expect that holders of 2016 Notes that exchange their 2016 Notes in negotiated transactions with us, if any, may enter into or unwind various derivatives with respect to our common stock (including entering into derivatives with an affiliate of one of the underwriters in the Concurrent Convertible Notes Offering) and/or purchase or sell shares of our common stock in the market. In addition, we expect that certain purchasers of the 2019 Notes may establish a short position with respect to our common stock by short selling our common stock or by entering into short derivative positions with respect to our common stock (including entering into derivatives with an affiliate of one of the underwriters in the Concurrent Convertible Notes Offering), in each case, in connection with the Concurrent Convertible Notes Offering. Any of the above market activities by holders of the 2016 Notes or purchasers of the 2019 Notes, as applicable, could increase (or reduce the size of any decrease in) or decrease (or reduce the size of any increase in) the market price of our common stock or the 2019 Notes at that time and we cannot predict the magnitude of such market activity or the overall effect it will have on the price of the our common stock.

Nasdaq Global Select Market Symbol	“RGEN”

The number of shares of our common stock to be outstanding immediately after this offering as shown above is based on 44,073,998 shares outstanding as of March 31, 2019. This number of shares excludes the following:

•	3,144,531 shares of our common stock issued on May 3, 2019 in connection with the May 2019 Offering;

•	779,221 shares of our common stock issued on May 31, 2019 in connection with the C Technologies acquisition;

•

1,027,831 shares of our common stock issuable upon the exercise of stock options outstanding under the Second Amended and Restated 2001 Repligen Corporation Stock Plan, or the 2001 Plan, the Repligen Corporation Amended and Restated 2012 Stock Option and Incentive Plan, or the 2012 Plan, and the Repligen Corporation 2018 Stock Option and Incentive Plan, or the 2018 Plan, and collectively with the 2001 Plan and the 2012 Plan, the Plans;

•	680,549 shares of our common stock issuable upon the vesting of outstanding restricted stock units issued under the Plans;

•	2,747,792 shares of our common stock reserved for future issuance under the 2018 Plan; and

•	any shares of our common stock issuable upon the conversion of the 2016 Notes or the 2019 Notes.

To the extent that any of these options are exercised, restricted stock units vest, new options are issued under our equity incentive plans and subsequently exercised, we issue additional shares of common stock in the future, or the 2016 Notes or the 2019 Notes convert to, or are exchanged for, common stock, there will be further dilution to the investors participating in this offering.

Unless otherwise indicated, all information in this prospectus supplement assumes:

•	that the underwriters do not exercise their option to purchase up to $15,000,000 of additional shares of our common stock;

•

that the underwriters in the Concurrent Convertible Notes Offering, if such offering is completed, do not exercise their over-allotment option to purchase up to $37,500,000 principal amount of additional 2019 Notes; and

•	no options, restricted stock units, warrants, or shares of common stock were issued or converted after March 31, 2019.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table sets forth summary consolidated financial data and certain other non-GAAP financial operating data of the Company. The summary consolidated financial data as of and for the years ended December 31, 2018 and December 31, 2017 are derived from our audited consolidated financial statements, which are incorporated by reference herein. The summary consolidated financial data as of March 31, 2019 and for the three months ended March 31, 2019 and 2018 are derived from our unaudited condensed consolidated financial statements, which are incorporated by reference herein. These unaudited condensed consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair presentation of the financial position and the results of operations for these periods. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto, all of which are incorporated by reference herein.

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2019	2018	2018(1)	2017(2)
	(Amounts in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenue:
Products	$60,612	$44,799	$193,891	$141,089
Royalty and other revenue	22	31	141	147

Total revenue	60,634	44,830	194,032	141,236

Operating costs and expenses:
Cost of product revenue	26,845	19,668	86,531	67,050
Research and development	3,620	3,288	15,821	8,672
Selling, general and administrative	18,998	15,898	65,692	51,509

Total operating costs and expenses	49,463	38,854	168,044	127,231

Income from operations	11,171	5,976	25,988	14,005
Other expenses, net	(655)	(1,400)	(4,552)	(6,757)

Income before income taxes	10,516	4,576	21,436	7,248
Income tax provision (benefit)	2,463	1,128	4,819	(21,105)

Net income	$8,053	$3,448	$16,617	$28,353

Earnings per share:
Basic	$0.18	$0.08	$0.38	$0.74

Diluted	$0.17	$0.08	$0.37	$0.72

Weighted average common shares outstanding:
Basic	43,968	43,621	43,767	38,234

Diluted	46,279	44,327	45,471	39,150

Other Operating Data(3)
Non-GAAP Adjusted Income from Operations	$15,581	$9,295	$39,434	$31,555

Non-GAAP Adjusted Net Income	$13,053	$7,532	$33,332	$27,176

Non-GAAP Adjusted EBITDA	$17,541	$10,650	$44,956	$35,105

Non-GAAP Adjusted Earnings Per Share (Diluted)	$0.28	$0.17	$0.73	$0.69

	As of March 31, 2019		As of December 31,
			2018	2017
	(Amounts in thousands)
Balance Sheet Data:
Cash and cash equivalents	$196,135		$193,822	$173,759
Working capital	153,799		145,897	217,571
Total assets	797,921		774,621	743,519
Long-term obligations	42,618	(4)	29,211	126,760
Accumulated deficit	(7,515)		(15,568)	(31,508)
Total stockholders’ equity	625,025		615,568	591,548

(1)	Includes the full year impact of the acquisition of Spectrum Lifesciences, LLC on August 1, 2017.
(2)	Includes the full year impact of the acquisition of Atoll GmbH on April 1, 2016 and the acquisition of TangenX Corporation on December 14, 2016.
(3)

For a discussion of, and definitions for, Non-GAAP Adjusted Income From Operations, Non-GAAP Adjusted Net Income, and Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted Earnings Per Share (Diluted), see “Presentation of Non-GAAP Financial Information.” See “Reconciliation of Non-GAAP Financial Measures” for GAAP reconciliation of these measures.

(4)	Includes $17.1 million of long-term lease liability presented in accordance with Accounting Standards Codification 842, “Leases,” which the Company adopted on January 1, 2019.

Reconciliation of Non-GAAP Financial Measures

This prospectus supplement contains certain financial measures that have been prepared other than in accordance with GAAP. These measures include Non-GAAP Adjusted Income From Operations, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted Earnings Per Share (Diluted). We include this financial information because we believe these measures provide a more accurate comparison of our financial results between periods and more accurately reflect how management reviews its financial results. We excluded the impact of certain acquisition related items because we believe that the resulting charges do not accurately reflect the performance of our ongoing operations for the period in which such charges are incurred. The following tables present a reconciliation of such financial measures to the most comparable measures calculated in accordance with GAAP.

Reconciliation of GAAP Income from Operations to Non-GAAP Adjusted Income from Operations

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2019	2018	2018	2017
	(Amounts in thousands)
GAAP income from operations	$11,171	$5,976	$25,988	$14,005
Non-GAAP adjustments to income from operations:
Acquisition and integration costs	1,799	655	2,928	7,519
Inventory step-up charges	—	—	—	3,816
Intangible amortization	2,611	2,664	10,518	6,215

Non-GAAP adjusted income from operations	$15,581	$9,295	$39,434	$31,555

Reconciliation of GAAP Income to Non-GAAP Adjusted Net Income

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2019	2018	2018	2017
	(Amounts in thousands)
GAAP net income	$8,053	$3,448	$16,617	$28,353
Non-GAAP adjustments to net income:
Acquisition and integration costs	1,799	655	2,928	7,519
Inventory step-up charges	—	—	—	3,816
Intangible amortization	2,611	2,664	10,518	6,215
Non-cash interest expense	1,107	1,036	4,248	3,977
Tax effect of intangible amortization and acquisition costs	(517)	(271)	(979)	(882)
Release of valuation allowance on deferred tax assets	—	—	—	(12,236)
Net impact of tax reform legislation	—	—	—	(9,586)

Non-GAAP adjusted net income	$13,053	$7,532	$33,332	$27,176

Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2019	2018	2018	2017
	(Amounts in thousands)
GAAP net income	$8,053	$3,448	$16,617	$28,353
Non-GAAP EBITDA adjustments to net income:
Investment income	(713)	(181)	(1,895)	(371)
Interest expense	1,726	1,652	6,709	6,441
Tax provision	2,463	1,128	4,819	(21,105)
Depreciation	1,575	1,284	5,213	4,237
Amortization	2,638	2,664	10,565	6,215

EBITDA	15,742	9,995	42,028	23,770
Other non-GAAP adjustments:
Acquisition and integration costs	1,799	655	2,928	7,519
Inventory step-up charges	—	—	—	3,816

Adjusted EBITDA	$17,541	$10,650	$44,956	$35,105

Reconciliation of GAAP Net Income Per Share to Non-GAAP Adjusted Earnings Per Share (Diluted)

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2019	2018	2018	2017
GAAP net income per share	$0.17	$0.08	$0.37	$0.72
Non-GAAP adjustments to net income:
Acquisition and integration costs	0.04	0.01	0.06	0.19
Inventory step-up charges	—	—	—	0.10
Intangible amortization	0.06	0.06	0.23	0.16
Non-cash interest expense	0.02	0.02	0.09	0.10
Tax effect of intangible amortization and acquisition costs	(0.01)	(0.01)	(0.02)	(0.02)
Release of valuation allowance on deferred tax assets	—	—	—	(0.31)
Net impact of tax reform legislation	—	—	—	(0.24)

Non-GAAP adjusted earnings per share (diluted)	$0.28	$0.17	$0.73	$0.69

Note that earnings per share amounts may not add due to rounding.

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein and any free writing prospectus we authorize for use in connection with this offering, you should carefully consider the risks discussed below and under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 1, 2019, and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the SEC on May 9, 2019, before making a decision about investing in our securities. These risks and uncertainties may not be the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the trading price of our common stock could decline and you could lose part or all of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”

Risks Related to This Offering

Our preliminary second quarter financial results represent management’s current estimates and are subject to change.

The preliminary financial results contained in “Prospectus Supplement Summary—Second Quarter Preliminary Financial Results” are only preliminary estimates and are based on information available to management as of the date of this prospectus supplement, and these expectations could change. Our actual financial results as of, and for the three months ended June 30, 2019 are subject to the completion of our financial statements as of, and for such period. Such actual financial results will not be available until after this offering is completed and, consequently, will not be available to you prior to investing in this offering. Our actual financial results as of, and for the three months ended June 30, 2019 may differ materially from the preliminary financial results we have provided as a result of the completion of our final adjustments, review by our independent registered public accountants and other developments arising between now and the time that our financial results for such period are finalized. Our independent registered public accountants have not audited, reviewed or performed any procedures with respect to such preliminary estimates and accordingly do not express an opinion or any other form of assurance with respect thereto. Complete results as of, and for the three months ended June 30, 2019 will be announced during our second quarter financial results earnings conference call and included in our Quarterly Report on Form 10-Q for the three months ended June 30, 2019. See the other risks described in this section and “Special Note Regarding Forward-Looking Statements” for additional information regarding factors that could result in differences between these preliminary and the actual financial results we will report for the three months ended June 30, 2019.

The price of our common stock historically has been volatile, which may affect the price at which you could sell any shares of our common stock.

The market price for our common stock historically has been highly volatile and could continue to be subject to wide fluctuations. The market price for our common stock has varied between a high price of $87.42 on July 1, 2019 and a low price of $45.00 on August 2, 2018 in the twelve-month period ending on July 12, 2019. This volatility may affect the price at which you could sell the shares of our common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including: variations in our quarterly operating results from our expectations or those of securities analysts or investors; downward revisions in securities analysts’ estimates; and announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments; and the other factors discussed herein, in our Annual Report on Form 10-K for the year ended December 31, 2018, in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 or in future periodic reports.

We have broad discretion in the use of the net proceeds from this offering and, if completed, the Concurrent Convertible Notes Offering as well as our existing cash and we may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and the Concurrent Convertible Notes Offering, including for any of the purposes described in the section entitled “Use of Proceeds,” as well as our existing cash, and you will be relying on the judgment of our management regarding such application. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds from this offering and our existing cash are being used effectively. Our management might not apply the net proceeds or our existing cash in ways that ultimately increase the value of your investment. If we do not invest or apply the net proceeds from this offering, the Concurrent Convertible Notes Offering or our existing cash in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline. Pending their use, we may invest the net proceeds from this offering and the Concurrent Convertible Notes Offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

The Concurrent Convertible Notes Offering and any future sales of our common stock or equity-linked securities in the public market or the perception that these sales might occur, including as a result of the issuance of any additional equity-linked or the conversion of any of our existing equity-linked securities, including the 2016 Notes and the 2019 Notes, could lower the market price for our common stock.

The Concurrent Convertible Notes Offering and any future sales of our common stock or equity-linked securities in the public market or the perception that these sales might occur, including as a result of the issuance of any additional equity-linked securities or the conversion of any of our existing equity-linked securities, including the 2016 Notes and the 2019 Notes, could lower the market price for our common stock and could impair our ability to raise capital through the sale of additional equity or equity-linked securities. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options, the vesting of restricted stock units and upon conversion of the 2016 Notes. We are unable to predict the effect that sales may have on the prevailing market price of our common stock.

In addition, the sale of substantial amounts of our common stock could adversely impact its price. As of March 31, 2019, we had outstanding 44,073,998 shares of our common stock, options to purchase 1,027,831 shares of our common stock (of which 540,600 were exercisable as of that date) and restricted stock units to acquire 680,549 shares of our common stock. Furthermore, we issued 3,144,531 shares of our common stock on May 3, 2019 in connection with the May 2019 Offering and 779,221 shares of our common stock to the Stockholder on May 31, 2019 in connection with the C Technologies acquisition. As early as the six month anniversary of the consummation of the C Technologies acquisition, the shares of stock issued to the Stockholder as consideration in the acquisition may become eligible for sale in the public market. The sale or the availability for sale of a large number of shares of our common stock in the public market could cause the price of our common stock to decline.

We and our directors and executive officers have agreed that for a period of 60 days after the date of this prospectus supplement, subject to specified exceptions (including for the issuance of common stock to settle exchanges or conversions of the 2016 Notes), we or they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock. Sales of common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock by us, our directors or executive officers after the expiration of the lockup period could have a material adverse effect on the trading price of our common stock.

Any exchanges or conversions of the 2016 Notes, and related transactions by holders of the 2016 Notes or purchasers of the 2019 Notes, may affect the value of the notes and our common stock.

Contemporaneously with the pricing of the Offerings, we may enter into privately negotiated exchange transactions with certain holders of the 2016 Notes to exchange a portion of the 2016 Notes for a combination of cash in an amount equal to the principal amount exchanged and accrued and unpaid interest thereon and shares of our common stock in excess thereof. Furthermore, contemporaneously with the closing of the Offerings, we intend to issue a notice of redemption in respect of the remaining 2016 Notes, which we expect would result in the conversion of all or substantially all of the remaining 2016 Notes in accordance with their terms prior to the end of our third quarter of 2019. We intend to settle conversions of the remaining 2016 Notes with cash in an amount equal to the principal amount thereof and shares of our common stock in excess thereof.

We expect that holders of 2016 Notes that exchange their 2016 Notes in negotiated transactions with us, if any, may enter into or unwind various derivatives with respect to our common stock (including entering into derivatives with an affiliate of one of the underwriters in the Concurrent Convertible Notes Offering) and/or purchase or sell shares of our common stock in the market. In addition, we expect that certain purchasers of the 2019 Notes may establish a short position with respect to our common stock by short selling our common stock or by entering into short derivative positions with respect to our common stock (including entering into derivatives with an affiliate of one of the underwriters in the Concurrent Convertible Notes Offering), in each case, in connection with the Concurrent Convertible Notes Offering. Any of the above market activities by holders of the 2016 Notes or purchasers of the 2019 Notes, as applicable, could increase (or reduce the size of any decrease in) or decrease (or reduce the size of any increase in) the market price of our common stock or the 2019 Notes at that time and we cannot predict the magnitude of such market activity or the overall effect it will have on the price of the our common stock.

Risks Related to the Concurrent Convertible Notes Offering

Conversion of the 2016 Notes and the 2019 Notes will dilute the ownership interest of our existing stockholders or may otherwise depress the price of our common stock.

The conversion of some or all of the 2016 Notes or the 2019 Notes will dilute the ownership interests of existing stockholders, unless we satisfy any such conversions solely with cash. As described elsewhere in this prospectus supplement, we anticipate that we will settle conversions (and privately negotiated exchange transactions) of all of the 2016 Notes with cash in an amount equal to the principal amount thereof (and, with respect to exchanges, if any, that occur contemporaneously with this offering, accrued and unpaid interest) and common stock in excess thereof prior to the end of our third quarter. Any sales in the public market of our common stock issuable upon such conversion or exchange could adversely affect prevailing market prices of our common stock. In addition, the existence of the 2016 Notes and the 2019 Notes may encourage short selling by market participants because the conversion of such notes could be used to satisfy short positions, or anticipated conversion of such notes into shares of our common stock could depress the price of our common stock.

This offering is not conditioned on the consummation of any other financing, including the Concurrent Convertible Notes Offering.

We intend to use the net proceeds of this offering, together with the proceeds from the Concurrent Convertible Notes Offering, as described in “Use of Proceeds” herein and in the prospectus supplement that pertains to the Concurrent Convertible Notes Offering. However, neither the completion of this offering nor of the Concurrent Convertible Notes Offering is contingent on the completion of the other, so it is possible that this offering occurs and the Concurrent Convertible Notes Offering does not occur, and vice versa. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Concurrent Convertible Notes Offering. We cannot assure you that the Concurrent Convertible Notes Offering will be completed on the terms described herein, or at all.

The conditional conversion feature of the notes offered in the Concurrent Convertible Notes Offering, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion feature of the notes offered in the Concurrent Convertible Notes Offering is triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. At all times on or after April 15, 2024 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders of the notes will be entitled to convert the notes. If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

Certain provisions in the indenture governing the notes offered in the Concurrent Convertible Notes Offering may delay or prevent an otherwise beneficial takeover attempt of us.

Certain provisions in the indenture governing the notes offered in the Concurrent Convertible Notes Offering may make it more difficult or expensive for a third party to acquire us. For example, the indenture governing the notes will require us to repurchase the notes for cash upon the occurrence of a fundamental change (as defined in the indenture governing the notes) of us and, in certain circumstances, to increase the conversion rate for a holder that converts its notes in connection with a make-whole fundamental change. A takeover of us may trigger the requirement that we repurchase the notes and/or increase the conversion rate, which could make it more costly for a potential acquirer to engage in such takeover. Such additional costs may have the effect of delaying or preventing a takeover of us that would otherwise be beneficial to investors.

We may not have the ability to raise the funds necessary to make periodic interest payments, pay the principal amount at maturity, settle conversions of the notes in cash (in whole or in part) or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion of the notes or to repurchase the notes.

Holders of the notes offered in the Concurrent Convertible Notes Offering will have the right to require us to repurchase their notes upon the occurrence of a fundamental change at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date. In addition, upon conversion of the notes, unless we elect to deliver solely shares of our common stock to settle such conversion (other than paying cash in lieu of delivering any fractional share), we will be required to make cash payments in respect of the notes being converted. Moreover, we will be required to make periodic interest payments in cash and will be required to repay the notes in cash at their maturity unless earlier converted or repurchased. However, we may not have enough available cash or be able to obtain financing at the time we are required to repurchase any notes surrendered in connection with a fundamental change, settle any conversions of the notes, make periodic interest payments or repay the notes at their maturity.

In addition, our ability to repurchase the notes or to pay cash upon conversions of the notes or at maturity may be limited by law, by regulatory authority or by agreements governing our existing or future indebtedness. Our failure to repurchase notes at a time when the repurchase is required by the indenture governing the notes or to pay any cash payable on future conversions of the notes or at maturity as required by such indenture would constitute a default under such indenture. A default under the indenture or upon a fundamental change itself could also lead to a default under agreements governing our existing or future indebtedness, including the indenture governing the 2016 Notes. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversions thereof.

The accounting method for convertible debt securities that may be settled in cash, such as the 2019 Notes or the 2016 Notes, could have a material effect on our reported financial results.

Under Financial Accounting Standards Board Accounting Standards Codification 470-20, Debt with Conversion and Other Options, which we refer to as ASC 470-20, an entity must separately account for the liability and equity components of convertible debt instruments (such as the 2019 Notes and the 2016 Notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. ASC 470-20 requires the value of the conversion option of the 2019 Notes and the 2016 Notes, representing the equity component, to be recorded as additional paid-in capital within stockholders’ equity in our consolidated balance sheet and as a discount to the 2019 Notes and the 2016 Notes, which reduces their initial carrying value. The carrying value of the 2019 Notes and the 2016 Notes, net of the discount recorded, will be accreted up to the principal amount of the notes from the issuance date until maturity, which will result in non-cash charges to interest expense in our consolidated statement of operations. Accordingly, we will report lower net income or higher net loss in our financial results because ASC 470-20 requires interest to include both the current period’s accretion of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, the trading price of our common stock and the trading price of the notes.

In addition, under certain circumstances, convertible debt instruments (such as the 2019 Notes and the 2016 Notes) that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method, the effect of which is that the shares issuable upon conversion of the 2019 Notes and the 2016 Notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the 2019 Notes or the 2016 Notes exceeds their principal amount, and the effect of the conversion on diluted earnings per share is not antidilutive, and the effect of the conversion on diluted earnings per share is not antidilutive. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of common stock that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued. We cannot be sure that the accounting standards in the future will continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the shares issuable upon conversion of the 2019 Notes or the 2016 Notes, then our diluted earnings per share would be adversely affected.

We may still incur substantially more debt or take other actions which would intensify the risks discussed above.

We and our subsidiaries may be able to incur substantial additional debt in the future subject to the restrictions contained in our future debt instruments, if any, some of which may be secured debt and/or structurally senior debt. We and our subsidiaries will not be restricted under the terms of the indenture governing the notes from incurring additional debt, including securing existing or future debt, recapitalizing our debt, repurchasing our stock, pledging our assets, making investments, paying dividends, guaranteeing debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $94.5 million (or approximately $108.7 million if the underwriters exercise their option to purchase additional shares of common stock in full).

In addition, concurrently with this offering, we are offering     % Convertible Senior Notes due 2024 in the aggregate principal amount of $250 million (or $287.5 million if the underwriters of such offering exercise in full their over-allotment option to purchase additional 2019 Notes) in an underwritten offering pursuant to a separate prospectus supplement. We estimate that the net proceeds to us from the Concurrent Convertible Notes Offering, after deducting underwriting discounts and commissions and estimated expenses payable by us, will be approximately $242.6 million (or approximately $279.1 million if the underwriters in the Concurrent Convertible Notes Offering exercise in full their over-allotment option to purchase additional 2019 Notes in full).

We intend to use the net proceeds from this offering and, if completed, the Concurrent Convertible Notes Offering for working capital and other general corporate purposes, including up to approximately $115.0 million to finance the redemption, or a portion of the consideration due in connection with a conversion or exchange of, the 2016 Notes. Net proceeds from the Offerings may also be used to fund possible acquisitions of, or investments in, complementary businesses, products, services and technologies. We have not entered into any agreements or commitments with respect to any acquisitions or investments at this time. Neither the completion of this offering nor of the Concurrent Convertible Notes Offering is contingent on the completion of the other, so it is possible that this offering occurs and the Concurrent Convertible Notes Offering does not occur, and vice versa. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Concurrent Convertible Notes Offering. We cannot assure you that the Concurrent Convertible Notes Offering will be completed on the terms described herein, or at all. If this offering occurs, but the Concurrent Convertible Notes Offering does not, we will use the proceeds of this offering for working capital and other general corporate purposes.

Contemporaneously with the pricing of the Offerings, we may enter into privately negotiated exchange transactions with certain holders of the 2016 Notes to exchange a portion of the 2016 Notes for a combination of cash in an amount equal to the principal amount exchanged and accrued and unpaid interest thereon and shares of our common stock in excess thereof. Furthermore, contemporaneously with the closing of the Offerings, we intend to issue a notice of redemption in respect of the remaining 2016 Notes, which we expect would result in the conversion of all or substantially all of the remaining 2016 Notes in accordance with their terms prior to the end of our third quarter of 2019. We intend to settle conversions of the remaining 2016 Notes with cash in an amount equal to the principal amount thereof and shares of common stock in excess thereof. The 2016 Notes bear interest at a rate of 2.125% per year and mature on June 1, 2021.

Our expected use of net proceeds from the Offerings represents our current intentions based upon our present plans and business condition. As of the date of this prospectus supplement, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of the Offerings or the amounts that we will actually spend on the uses set forth above.

Pending the use of the net proceeds from the Offerings, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities, certificates of deposit or government securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2019:

•	on an actual basis;

•

on an as adjusted basis to reflect the consummation of (i) the C Technologies acquisition, which occurred on May 31, 2019, pursuant to which we acquired 100% of the outstanding capital stock of C Technologies in exchange for approximately $195 million in cash and 779,221 shares of our common stock, and (ii) the May 2019 Offering, which occurred on May 3, 2019, pursuant to which 3,144,531 shares of common stock were sold to the public for total proceeds, net of underwriting discounts and commissions (but before deducting offering expenses payable by us), of approximately $190.2 million, in each case, as if it had occurred on March 31, 2019;

•

on an as further adjusted basis to further reflect the sale of 1,176,470 shares of our common stock in this offering (assuming the underwriters in this offering do not exercise their option to purchase additional shares), based on an assumed public offering price of $85.00 per share (the last reported sale price of our common stock on the Nasdaq Global Select Market on July 12, 2019), after deducting underwriting discounts and commissions and estimated offering expenses payable by us; and

•

on an as further adjusted basis to further reflect the sale of notes in the Concurrent Convertible Notes Offering (assuming the underwriters in the Concurrent Convertible Notes Offering do not exercise their over-allotment option to purchase additional notes), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table in conjunction with “Use of Proceeds” and “Concurrent Convertible Notes Offering” appearing elsewhere in this prospectus supplement, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our condensed consolidated financial statements and the related notes thereto, incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

	As of March 31, 2019
	Actual	As Adjusted for the C Technologies Acquisition and the May 2019 Offering	As Further Adjusted for this Offering	As Further Adjusted for the Concurrent Convertible Notes Offering
	(Unaudited, amounts in thousands)
Cash and cash equivalents(1)	$196,135	$193,763	$288,263	$530,888

Debt:
2.125% convertible senior notes due 2021(1) (2)	$114,989	$114,989	$114,989	$114,989
% convertible senior notes due 2024(2)	—	—	—	250,000

Total debt	114,989	114,989	114,989	364,989

Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized, no shares issued or outstanding actual, as adjusted and as further adjusted	—	—	—	—
Common stock, $0.01 par value; 80,000,000 shares authorized; 44,073,998 shares issued and outstanding actual, 47,997,750 shares issued and outstanding as adjusted for the C Technologies acquisition and May 2019 Offering, and 49,174,220 shares issued and outstanding as further adjusted for this offering and as further adjusted for the Concurrent Convertible Notes Offering(3)	441	480	492	492
Additional paid-in-capital(1) (4)	645,883	889,403	983,891	983,891
Accumulated other comprehensive loss	(13,784)	(13,784)	(13,784)	(13,784)
Accumulated deficit	(7,515)	(11,352)	(11,352)	(11,352)

Total stockholders’ equity(1) (4)	625,025	864,747	959,247	959,247

Total capitalization(1) (4)	$740,014	$979,736	$1,074,236	$1,324,236

Each $1.00 increase (decrease) in the assumed public offering price of $85.00 per share (the last reported sale price of our common stock on the Nasdaq Global Select Market on July 12, 2019) would decrease (increase) the number of shares of common stock to be issued by us in this offering by approximately 14,000 shares, assuming the aggregate dollar amount of shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same. We may also increase or decrease the aggregate dollar amount of shares we are offering. The as adjusted and as further adjusted information above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering and the Concurrent Convertible Notes Offering determined at pricing.

(1)

Does not reflect the use of up to approximately $115.0 million of the net proceeds from the Offerings or the shares of our common stock that we intend to use to finance the redemption, or a portion of the consideration due in connection with a conversion or exchange of, the 2016 Notes, as described in “Use of Proceeds.”

(2)

In accordance with ASC 470-20, a convertible debt instrument (such as the 2016 Notes and the 2019 Notes) that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s non-convertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. The debt component accretes up to the principal amount over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and the amount shown in the table above for the 2016 Notes and the 2019 Notes is the aggregate principal amount of the Notes without reflecting the debt discount or fees and expenses that we are required to recognize or, with respect to the 2019 Notes, the increase in paid-in capital on our consolidated balance sheet.

(3)

The common stock shown in the table above excludes 1,027,831 shares of common stock issuable upon the exercise of stock options under the Plans at a weighted average exercise price of $28.53 per share, 680,549 shares of common stock issuable upon the vesting of restricted stock units under the Plans and 2,747,792 shares of our common stock reserved for future issuance under the 2018 Plan, all as of March 31, 2019. In addition, the common stock shown in the table above excludes the shares of common stock reserved for issuance upon conversion of the 2016 Notes and the 2019 Notes.

(4)

The issuance of the 2019 Notes in the Concurrent Convertible Notes Offering (after giving effect to the application of ASC 470-20 as described in note (2) above) will result in an increase to additional paid-in capital and, therefore, an increase in total stockholders’ equity and total capitalization. However, amounts shown in the table above do not reflect the application of ASC 470-20 to the notes in the Concurrent Convertible Notes Offering.

CONCURRENT CONVERTIBLE NOTES OFFERING

Concurrently with this offering of our common stock, we are offering     % Convertible Senior Notes due 2024, or the 2019 Notes, in the aggregate principal amount of $250 million (or $287.5 million if the underwriters of such offering exercise in full their over-allotment option to purchase additional notes) in an underwritten public offering pursuant to a separate prospectus supplement. The closing of this offering of shares of our common stock is not conditioned upon the closing of Concurrent Convertible Notes Offering and the closing of the Concurrent Convertible Notes Offering is not conditioned upon the closing of this offering of shares of our common stock. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Concurrent Convertible Notes Offering. We cannot assure you that the Concurrent Convertible Notes Offering will be completed on the terms described herein, or at all.

The 2019 Notes will mature on July 15, 2024 unless earlier converted or repurchased. The 2019 Notes will bear interest at a rate of     % per year, payable semiannually in arrears on January 15 and July 15 of each year, beginning on January 15, 2020. Subject to satisfaction of certain conditions and during certain periods, the 2019 Notes may be converted at an initial conversion rate of              shares of common stock per $1,000 principal amount of 2019 Notes (equivalent to an initial conversion price of approximately $            per share of common stock). The conversion rate is subject to adjustment if certain events occur.

Holders of 2019 Notes may require us to repurchase their 2019 Notes upon the occurrence of certain events that constitute a fundamental change under the indenture governing the 2019 Notes at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the date of repurchase. In connection with certain corporate events, we will, under certain circumstances, increase the conversion rate for holders who elect to convert their 2019 Notes in connection with such corporate event.

See “Use of Proceeds” for additional information regarding the use of proceeds from the Concurrent Convertible Notes Offering.

DIVIDEND POLICY

We have not paid any dividends since our inception and do not intend to pay any dividends on our common stock in the foreseeable future. We anticipate that we will retain all earnings, if any, to support our operations. Any future determination as to the payment of dividends will be at the sole discretion of our Board of Directors and will depend on our financial condition, results of operations, capital requirements, contractual obligations and other factors our Board of Directors deems relevant.

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC, Stephens Inc. and Janney Montgomery Scott LLC are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC
Stephens Inc.
Janney Montgomery Scott LLC

Total

The underwriters are committed to purchase all of the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $            per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $            per share from the initial public offering price. After the initial offering of the shares to the public, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to additional shares of common stock from us. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $            per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $500,000, which excludes the expenses of the Concurrent Convertible Notes Offering. We have agreed to reimburse the underwriters in an amount of up to $10,000 for expenses relating to the compliance of this offering with the rules of the Financial Industry Regulatory Authority, Inc., or FINRA. In accordance with FINRA Rule 5110, this reimbursed FINRA fee is deemed underwriting compensation for this offering.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not, without the prior written consent of J.P. Morgan Securities LLC, for a period of 60 days after the date of this prospectus supplement (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any common stock or any securities convertible into or exercisable or exchangeable for common stock, (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, (iii) file any registration statement under the Securities Act in respect of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or (iv) publicly announce the intention to do any of the foregoing; provided that we may (1) effect the transactions contemplated by the underwriting agreement, (2) issue common stock or options to purchase common stock, or issue common stock upon exercise of options, pursuant to any stock option, stock bonus or other stock plan or arrangement, (3) permit or allow the vesting of or removal or lapse of restrictions on restricted stock or other awards under existing employee benefits plans or agreements in accordance with the terms of such plans or agreements, (4) issue options, restricted stock units or other awards to newly hired employees, (5) file any registration statement on Form S-8 or a successor form thereto in respect of securities offered pursuant to the terms of existing employee benefits, (6) issue common stock upon the exchange, conversion or redemption of any 2016 Notes, (7) issue common stock to one or more counterparties in connection with the consummation of any merger, asset acquisition or other business combination transaction, or any strategic partnership, joint venture, collaboration or license of any business, products, technology in an amount that does not exceed 10% of the total outstanding common stock immediately following the completion of the offering and (8) offer, sell and issue the 2019 Notes pursuant to the Concurrent Convertible Notes Offering, including the issuance of common stock upon the conversion of the 2019 Notes.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons, for a period of 60 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities LLC, offer, sell, contract to sell (including any short sale), pledge, hypothecate, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, grant any option, right or warrant for the sale of, purchase any option or contract to sell, sell any option or contract to purchase, or otherwise encumber, dispose of or transfer, or grant any rights with respect to, directly or indirectly, any shares of common stock or securities convertible into or exchangeable or exercisable for any shares of common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such aforementioned transaction is to be settled by delivery of the common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of J.P. Morgan Securities LLC, which consent may be withheld in J.P. Morgan Securities LLC’s sole discretion. Such restrictions will not, subject to certain limitations and exceptions, apply to: (i) the receipt, exercise, cashless or net exercise, vesting or forfeiture of, or removal or lapse of restrictions on, any stock option, common stock issued upon exercise of a stock option, restricted stock, restricted stock unit or other awards pursuant to any existing employee benefit plan or agreement, (ii) transactions relating to common stock acquired in open market transactions after this offering, (iii) the transfer or sale of common stock, or securities convertible into or exchangeable or exercisable for any shares of common stock, by operation of law, such as pursuant to a domestic relations order or in connection with a divorce settlement, (iv) forfeitures of common stock to the Company during the 60 day lock-up period only to satisfy tax withholding requirements, (v) the entry into any trading plan established pursuant to Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for any sales or other dispositions of common stock or securities convertible into or exchangeable or exercisable for any shares of common stock during the 60 day lock-up period, (vi) transfers as a bona fide gift to a charity or educational institution or, in some cases, to a charitable trust (vii) transfers or distributions pursuant to any bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of the Company’s capital stock involving a change of control of the Company, (viii) open market sales of shares of common stock received upon the exercise of certain stock options solely to cover any tax liability resulting from such exercise or (ix) certain transfers or sales of common stock, or securities convertible into or exchangeable or exercisable for any shares of common stock, pursuant to a trading plan established pursuant to Rule 10b5-1 under the Exchange Act that has been entered into prior to the date of the lock-up agreement and has been disclosed to J.P. Morgan Securities LLC.

Concurrently with this offering of our common stock, we are offering the 2019 Notes in the aggregate principal amount of $250 million (or $287.5 million if the underwriters of such offering exercise in full their over-allotment option to purchase additional 2019 Notes) in an underwritten public offering pursuant to a separate prospectus supplement. The closing of this offering of shares of our common stock is not conditioned upon the closing of Concurrent Convertible Notes Offering and the closing of the Concurrent Convertible Notes Offering is not conditioned upon the closing of this offering of shares of our common stock. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Concurrent Convertible Notes Offering. We cannot assure you that the Concurrent Convertible Notes Offering will be completed on the terms described herein, or at all. See “Concurrent Convertible Notes Offering.”

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “RGEN.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on The Nasdaq Stock Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on The Nasdaq Stock Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. For example, certain of the underwriters are also acting as underwriters in the Concurrent Convertible Notes Offering for which they will receive customary discounts and commissions. J.P. Morgan Securities LLC may also assist with the redemption, exchange or conversion of the 2016 Notes, for which it would receive customary fees and expense reimbursements. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purpose of these provisions, the expression “an offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including by Directive 2010/73/EU) and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to Prospective Investors in Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Certain legal matters relating to the shares of common stock offered hereby will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts. Covington  & Burling LLP, New York, New York, is counsel to the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of Repligen Corporation appearing in Repligen Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018, and the effectiveness of Repligen Corporation’s internal control over financial reporting as of December 31, 2018 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of C Technologies as of December 31, 2018, incorporated in this prospectus supplement by reference to our Current Report on Form 8-K/A filed with the SEC on July 15, 2019, have been audited by Friedman LLP, independent public accounting firm, as stated in its report with respect thereto also incorporated herein by reference to such Current Report. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of Friedman LLP as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered by this prospectus supplement. This prospectus supplement does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. You should read the registration statement and its exhibits and schedules carefully for provisions that may be important to you.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that are filed electronically with the SEC.

These documents are also available, free of charge, through the Investors section of our website, which is located at www.repligen.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and you should not consider information on our website to be part of this prospectus supplement or the accompanying prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file after the date hereof with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any future report or document that is not deemed filed under such provisions, after the date of this prospectus supplement and prior to the termination of this offering:

•	Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC on March 1, 2019;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, as filed with the SEC on May 9, 2019;

•

The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2018 from our definitive proxy statement on Schedule 14A (other than information furnished rather than filed), which was filed with the SEC on April 18, 2019;

•

Current Reports on Form 8-K filed with the SEC on April 26, 2019 (as amended on April 29, 2019 and July  15, 2019), May 1, 2019, May  21, 2019, May 31, 2019 and June 19, 2019 (in each case, other than information furnished rather than filed); and

•

The description of our common stock contained in our registration statement on Form 8-A, which was filed with the SEC in paper format on May 27, 1986, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus supplement, at no cost by writing or telephoning us at the following:

Repligen Corporation

41 Seyon Street, Bldg.1, Suite 100

Waltham, MA, 02453

Attention: Secretary, (781) 250-0111

You may also access these documents, free of charge on the SEC’s website at www.sec.gov or on our website at www.repligen.com. The information contained on, or that can be accessed through, our website does not constitute part of this prospectus supplement, and the reference to our website address is included in this prospectus supplement as an inactive textual reference only.

PROSPECTUS

REPLIGEN CORPORATION

Common Stock

Preferred Stock

Debt Securities

Warrants

Units

By this prospectus, we may offer and sell from time to time, in one or more offerings, common stock, preferred stock, debt securities, warrants or any combination thereof as described in this prospectus. The warrants may be convertible into or exercisable or exchangeable for common stock or preferred stock, the preferred stock may be convertible into or exchangeable for common stock and the debt securities may be convertible into or exchangeable for common stock or preferred stock. You should carefully read this prospectus, any prospectus supplement and any related free writing prospectus, as well as any documents incorporated in any of the foregoing by reference, before you invest in our securities. This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement. The prospectus supplement or any related free writing prospectus may also add to, update, supplement or clarify information contained in this prospectus.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “RGEN.”

We may offer and sell our securities to or through one or more agents, underwriters, dealers or other third parties or directly to one or more purchasers on a continuous or delayed basis. If agents, underwriters or dealers are used to sell our securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of our securities and the net proceeds we expect to receive from the sale of such securities will also be set forth in a prospectus supplement.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY REVIEW THE RISKS AND UNCERTAINTIES REFERENCED UNDER THE HEADING “RISK FACTORS” ON PAGE 5 OF THIS PROSPECTUS AS WELL AS THOSE CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND ANY RELATED FREE WRITING PROSPECTUS, AND IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS OR THE APPLICABLE PROSPECTUS SUPPLEMENT.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 29, 2019.

We are responsible for the information contained and incorporated by reference in this prospectus, in any accompanying prospectus supplement, and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this documentation are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospectus may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. Under this shelf registration, we may offer shares of our common stock and preferred stock, various series of warrants to purchase common stock or preferred stock, debt securities or any combination thereof, from time to time in one or more offerings. This prospectus only provides you with a general description of the securities we may offer. Each time we offer our securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the specific terms of the offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement. Each such prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in documents incorporated by reference into this prospectus. We urge you to carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” before you invest in our securities.

We have not authorized anyone to provide you with information in addition to or different from that contained or incorporated by reference into this prospectus, any applicable prospectus supplement and any related free writing prospectus. We take no responsibility for, and can provide no assurances as to the reliability of, any information not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

Unless otherwise mentioned or unless the context requires otherwise, throughout this prospectus, any applicable prospectus supplement and any related free writing prospectus, the words “Repligen,” “we,” “us,” “our,” the “company” or similar references refer to Repligen Corporation and its subsidiaries; and the term “securities” refers collectively to our common stock, preferred stock, warrants to purchase common stock or preferred stock, debt securities, or any combination of the foregoing securities.

This prospectus and the information incorporated herein by reference contain references to trademarks, service marks and trade names owned by us or other companies. Solely for convenience, trademarks, service marks and trade names referred to in this prospectus and the information incorporated herein, including logos, artwork, and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, service marks and trade names. We do not intend our use or display of other companies’ trade names, service marks or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus, any applicable prospectus supplement or any related free writing prospectus are the property of their respective owners.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement that we have filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance therewith, file annual, quarterly and special reports, proxy statements and other information with the SEC. These documents also may be accessed through the SEC’s Electronic Data Gathering, Analysis and Retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov).

We have the authority to designate and issue more than one class or series of stock having various preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption. See “Description of Securities.” We will furnish a full statement of the relative rights and preferences of each class or series of our stock which has been so designated and any restrictions on the ownership or transfer of our stock to any stockholder upon request and without charge. Written requests for such copies should be directed to Repligen Corporation, 41 Seyon Street, Bldg.1, Suite 100, Waltham, MA 02453, Attention: Secretary, or by telephone request to (781) 250-0111. Our website is located at http://www.repligen.com. Information contained on our website is not incorporated by reference into this prospectus and, therefore, is not part of this prospectus or any accompanying prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file after the date hereof with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any future report or document that is not deemed filed under such provisions, after the date of this prospectus and prior to the termination of this offering:

•	Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC on March 1, 2019;

•

The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2018 from our definitive proxy statement on Schedule 14A (other than information furnished rather than filed), which was filed with the SEC on April 18, 2019;

•	Current Reports on Form 8-K filed with the SEC on April 26, 2019 (other than information furnished rather than filed) and Form 8-K/A filed with the SEC on April 29, 2019; and

•

The description of our common stock contained in our registration statement on Form 8-A, which was filed with the SEC in paper format on May 27, 1986, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following:

Repligen Corporation, 41 Seyon Street, Bldg.1, Suite 100, Waltham, MA, 02453, Attention: Secretary, (781) 250-0111.

You may also access these documents, free of charge on the SEC’s website at www.sec.gov or on our website at www.repligen.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but are not always, made through the use of words or phrases such as “may,” “will,” “could,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions, or the negative of these terms, or similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this report, and in particular those factors referenced in the section “Risk Factors.”

This prospectus, including the sections entitled “About this Prospectus” and “Risk Factors,” contains forward- looking statements that are based on our management’s belief and assumptions and on information currently available to our management. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about: the acceptance by the market of our products, the implementation of our business model, strategic plans for our business, including potential acquisitions of businesses or new products, products and technology, the scope of protection we are able to establish and maintain for intellectual property rights covering our products and technology, estimates of our expenses, future revenues and capital requirements, our ability to maintain and establish key customer relationships, and our financial performance, developments relating to our competitors and our industry. Given these uncertainties, you should not place undue reliance on these forward-looking statements. You should read this prospectus, any supplements to this prospectus and the documents that we incorporate by reference in this prospectus with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements contained in this prospectus or any supplement to this prospectus, whether as a result of new information, future events or otherwise.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described in the documents incorporated by reference in this prospectus and any prospectus supplement, as well as other information we include or incorporate by reference into this prospectus and any applicable prospectus supplement, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our securities could decline due to the materialization of any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described in the documents incorporated herein by reference, including (i) our most recent annual report on Form 10-K which is on file with the SEC and is incorporated herein by reference and (ii) other documents we file with the SEC that are deemed incorporated by reference into this prospectus.

ABOUT THE COMPANY

We are a leading provider of advanced bioprocessing technologies and solutions used in the process of manufacturing biologic drugs. Our products are made to substantially increase biopharmaceutical manufacturing efficiencies and flexibility. As the global biologics market continues to experience strong growth and expansion, our customers – primarily large biopharmaceutical companies and contract manufacturing organizations – face critical production cost, capacity, quality and time pressures that our products are made to address. Our commitment to bioprocessing is helping to set new standards for the way our customers manufacture biologic drugs, including monoclonal antibodies, recombinant proteins, vaccines and gene therapies. We are dedicated to inspiring advances in bioprocessing as a trusted partner in the production of biologic drugs that improve human health worldwide.

We currently operate as one bioprocessing business, with a comprehensive suite of products to serve both upstream and downstream processes in biologic drug manufacturing. Building on over 35 years of industry expertise, we have developed a broad and diversified product portfolio that reflects our commitment to build a best-in-class bioprocessing technology company with a world-class direct sales and commercial organization.

We are committed to capitalizing on growth opportunities and maximizing the value of our product platform through both organic growth initiatives (internal innovation and commercial leverage) and targeted acquisitions.

We were incorporated in May 1981 under the laws of the State of Delaware. Our mailing address and executive offices are located at 41 Seyon Street, Waltham, MA 02453 and our telephone number at that address is (781) 250-0111. We maintain an Internet website at the following address: www.repligen.com. The information on, or that can be accessed through, our website does not constitute part of this prospectus, and you should not rely on any such information in making the decision whether to purchase our common stock. Our common stock trades on the Nasdaq Global Select Market under the symbol “RGEN.”

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is intended as a summary only. This description is based upon, and is qualified by reference to, our restated certificate of incorporation, as amended, or certificate of incorporation, our second amended and restated by-laws, or by-laws, and applicable provisions of the Delaware General Corporation Law. This summary is not intended to be a complete description of our capital stock. You should read our certificate of incorporation and by-laws for the provisions that are important to you.

General

Our authorized capital stock consists of 80,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share, all of which shares of preferred stock are undesignated.

As of March 29, 2019, 44,073,998 shares of our common stock were outstanding and held by 352 stockholders of record.

Common Stock

We may issue shares of our common stock from time to time. Holders of shares of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders and do not have cumulative voting rights. Subject to the rights of holders of any future series of undesignated preferred stock which may be designated, each share of the outstanding common stock is entitled to participate ratably in any distribution of net assets made to the stockholders in the event of our liquidation, dissolution or winding up and is entitled to participate equally in dividends if and when declared by our board of directors. There are no redemption, sinking fund, conversion or preemptive rights with respect to shares of common stock. All shares of common stock have equal rights and preferences.

Exchange Listing

Our common stock is listed on the Nasdaq Global Select Market under the trading symbol “RGEN.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue Brooklyn, N.Y. 11219, and its telephone number is (718) 921-8200.

Preferred Stock

We may issue shares of preferred stock in one or more series. Our board of directors will determine the rights, preferences and privileges of the shares of each wholly unissued series, and any qualifications, limitations or restrictions thereon, including dividend rights, conversion rights, preemptive rights, voting rights, terms of redemption or repurchase, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. Convertible preferred stock will be convertible into our common stock or exchangeable for other securities. Conversion may be mandatory or at the holder’s option and would be at prescribed conversion rates. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action.

Anti-Takeover Effects of our Certificate of Incorporation and By-laws and Delaware Law

Our certificate of incorporation and our by-laws include a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Meetings of Stockholders

Our by-laws provide that a special meeting of the stockholders may be called by the President, the Chairman, the board of directors, or upon the written request of one or more stockholders holding in the aggregate at least 30% of the outstanding shares of our stock entitled to vote at such meeting; and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our by-laws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements

Our by-laws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary date of the annual meeting for the preceding year. Our by-laws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Amendment to Certificate of Incorporation and By-laws

Any amendment of our certificate of incorporation must first be approved by a majority of our board of directors, and if required by law, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class. Our by-laws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the by-laws; and may also be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at any regular meeting of stockholders, or at any special meeting of stockholders provided notice of such alteration, amendment, repeal or adoption of new by-laws must have been stated in the notice of such special meeting.

Undesignated Preferred Stock

Our certificate of incorporation provides for 5,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•

at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities which may be senior or subordinated. We refer to senior debt securities and subordinated debt securities collectively as debt securities. Each series of debt securities may have different terms. The following description summarizes the general terms and provisions of the debt securities. We will describe the specific terms of the debt securities and the extent, if any, to which the general provisions summarized below apply to any series of debt securities in the prospectus supplement relating to the series and any applicable free writing prospectus that we authorize to be delivered.

We may issue senior debt securities from time to time, in one or more series under a senior indenture to be entered into between us and a senior trustee to be named in a prospectus supplement, which we refer to as the senior trustee. We may issue subordinated debt securities from time to time, in one or more series under a subordinated indenture to be entered into between us and a subordinated trustee to be named in a prospectus supplement, which we refer to as the subordinated trustee. The forms of senior indenture and subordinated indenture are filed as exhibits to the registration statement of which this prospectus forms a part. Together, the senior indenture and the subordinated indenture are referred to as the indentures and, together, the senior trustee and the subordinated trustee are referred to as the trustees. This prospectus briefly outlines some of the provisions of the indentures. The following summary of the material provisions of the indentures is qualified in its entirety by the provisions of the indentures, including definitions of certain terms used in the indentures. Wherever we refer to particular sections or defined terms of the indentures, those sections or defined terms are incorporated by reference in this prospectus or the applicable prospectus supplement. You should review the indentures that are filed as exhibits to the registration statement of which this prospectus forms a part for additional information. As used in this prospectus, the term “debt securities” includes the debt securities being offered by this prospectus and all other debt securities issued by us under the indentures.

General

The indentures:

•	do not limit the amount of debt securities that we may issue;

•	allow us to issue debt securities in one or more series;

•	do not require us to issue all of the debt securities of a series at the same time; and

•	allow us to reopen a series to issue additional debt securities without the consent of the holders of the debt securities of such series.

Unless otherwise provided in the applicable prospectus supplement, the senior debt securities will be unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. Payments on the subordinated debt securities will be subordinated to the prior payment in full of all of our senior indebtedness, as described under “—Subordination” and in the applicable prospectus supplement.

Each indenture provides that we may, but need not, designate more than one trustee under an indenture. Any trustee under an indenture may resign or be removed and a successor trustee may be appointed to act with respect to the series of debt securities administered by the resigning or removed trustee. If two or more persons are acting as trustee with respect to different series of debt securities, each trustee shall be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee. Except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by each trustee may be taken by each trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the applicable indenture.

The prospectus supplement for each offering will provide the following terms, where applicable:

•	the title of the debt securities and whether they are senior or subordinated;

•

the aggregate principal amount of the debt securities being offered, the aggregate principal amount of the debt securities outstanding as of the most recent practicable date and any limit on their aggregate principal amount, including the aggregate principal amount of debt securities authorized;

•

the price at which the debt securities will be issued, expressed as a percentage of the principal and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof or, if applicable, the portion of the principal amount of such debt securities that is convertible into common stock or other securities of ours or the method by which any such portion shall be determined;

•

if convertible, the terms on which such debt securities are convertible, including the initial conversion price or rate and the conversion period and any applicable limitations on the ownership or transferability of common stock or other securities of ours received on conversion;

•	the date or dates, or the method for determining the date or dates, on which the principal of the debt securities will be payable;

•	the fixed or variable interest rate or rates of the debt securities, or the method by which the interest rate or rates is determined;

•	the date or dates, or the method for determining the date or dates, from which interest will accrue;

•	the dates on which interest will be payable;

•	the record dates for interest payment dates, or the method by which such dates will be determined;

•	the persons to whom interest will be payable;

•	the place or places where the principal of, and any premium or make-whole amount, and interest on, the debt securities will be payable;

•	where the debt securities may be surrendered for registration of transfer or conversion or exchange;

•	the times, prices and other terms and conditions upon which we may redeem the debt securities;

•

any obligation we have to redeem, repay or repurchase the debt securities pursuant to any sinking fund or analogous provision or at the option of holders of the debt securities, and the times and prices at which we must redeem, repay or repurchase the debt securities as a result of such obligation;

•

the currency or currencies in which the debt securities are denominated and payable if other than United States dollars, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies and the terms and conditions relating thereto, and the manner of determining the equivalent of such foreign currency in United States dollars;

•

whether the principal of, and any premium or make-whole amount, or interest on, the debt securities of the series are to be payable, at our election or at the election of a holder, in a currency or currencies other than that in which the debt securities are denominated or stated to be payable, and other related terms and conditions;

•

whether the debt securities will be in registered form, bearer form, or both, and (i) if in registered form, the person to whom any interest shall be payable, if other than the person in whose name the security is registered at the close of business on the regular record date for such interest, or (ii) if in bearer form, the manner in which, or the person to whom, any interest on the security shall be payable if otherwise than upon presentation and surrender upon maturity;

•

any restrictions applicable to the offer, sale or delivery of securities in bearer form and the terms upon which securities in bearer form of the series may be exchanged for securities in registered form of the series and vice versa, if permitted by applicable laws and regulations;

•

whether any debt securities of the series are to be issuable initially in temporary global form and whether any debt securities of the series are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global security may, or shall be required to, exchange their interests for other debt securities of the series, and the manner in which interest shall be paid;

•	the identity of the depositary for securities in registered form, if such series are to be issuable as a global security;

•	the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or in the applicable indenture;

•	whether and under what circumstances we will pay any additional amounts on the debt securities in respect of any tax, assessment or governmental charge;

•

whether and under what circumstances the debt securities being offered are convertible into common stock or other securities of ours, as the case may be, including the conversion price or rate and the manner or calculation thereof;

•

the name of the applicable trustee and the nature of any material relationship with us or any of our affiliates, and the percentage of debt securities of the class necessary to require the trustee to take action; and

•	any other terms of such debt securities not inconsistent with the provisions of the applicable indenture.

We may issue debt securities that provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity of the debt securities. We refer to any such debt securities throughout this prospectus as “original issue discount securities.” The applicable prospectus supplement will describe the United States federal income tax consequences and other relevant considerations applicable to original issue discount securities.

Except as described under “—Merger, Consolidation or Sale of Assets” or as may be set forth in any prospectus supplement, the debt securities will not contain any provisions that (i) would limit our ability to incur indebtedness or (ii) would afford holders of debt securities protection in the event of (a) a highly leveraged or similar transaction involving us, or (b) a change of control or reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the debt securities. In the future, we may enter into transactions, such as the sale of all or substantially all of our assets or a merger or consolidation, that may have an adverse effect on our ability to service our indebtedness, including the debt securities, by, among other things, substantially reducing or eliminating our assets.

Our governing instruments do not define the term “substantially all” as it relates to the sale of assets. Additionally, Delaware cases interpreting the term “substantially all” rely upon the facts and circumstances of each particular case. Consequently, to determine whether a sale of “substantially all” of our assets has occurred, a holder of debt securities must review the financial and other information that we have disclosed to the public.

We will provide you with more information in the applicable prospectus supplement regarding any deletions, modifications, or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Payment

Unless otherwise provided in the applicable prospectus supplement, the principal of, and any premium or make-whole amount, and interest on, any series of the debt securities will be payable by mailing a check to the address of the person entitled to it as it appears in the applicable register for the debt securities or by wire transfer of funds to that person at an account maintained within the United States.

All monies that we pay to a paying agent or a trustee for the payment of the principal of, and any premium or make-whole amount, or interest on, any debt security will be repaid to us if unclaimed at the end of two years after the obligation underlying payment becomes due and payable. After funds have been returned to us, the holder of the debt security may look only to us for payment, without payment of interest for the period which we hold the funds.

Denomination, Interest, Registration and Transfer

Unless otherwise provided in the applicable prospectus supplement, the debt securities of any series will be issuable in denominations of $1,000 and integral multiples of $1,000.

Interest on the debt securities shall be computed on the basis of a 360-day year composed of twelve 30-day months.

Subject to the limitations imposed upon debt securities that are evidenced by a computerized entry in the records of a depository company rather than by physical delivery of a note, a holder of debt securities of any series may:

•

exchange them for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and kind upon surrender of such debt securities at the corporate trust office of the applicable trustee or at the office of any transfer agent that we designate for such purpose; and

•	surrender them for registration of transfer or exchange at the corporate trust office of the applicable trustee or at the office of any transfer agent that we designate for such purpose.

Every debt security surrendered for registration of transfer or exchange must be accompanied by a written instrument of transfer satisfactory to the applicable trustee or transfer agent. Payment of a service charge will not be required for any registration of transfer or exchange of any debt securities, but we or the trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We may at any time designate additional transfer agents for any series of debt securities.

Neither we, nor any trustee, will be required to:

•

issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day that the notice of redemption of any debt securities selected for redemption is mailed and ending at the close of business on the day of such mailing;

•

register the transfer of or exchange any debt security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part; and

•

issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

Merger, Consolidation or Sale of Assets

The indentures provide that we may, without the consent of the holders of any outstanding debt securities, (i) consolidate with, (ii) sell, lease or convey all or substantially all of our assets to, or (iii) merge with or into, any other entity provided that:

•

either we are the continuing entity, or the successor entity, if other than us, assumes the obligations (a) to pay the principal of, and any premium or make-whole amount, and interest on, all of the debt securities and (b) to duly perform and observe all of the covenants and conditions contained in the applicable indenture;

•

after giving effect to the transaction, there is no event of default under the applicable indentures and no event which, after notice or the lapse of time, or both, would become such an event of default, occurs and continues; and

•	an officers’ certificate and legal opinion covering such conditions are delivered to each applicable trustee.

Events of Default, Notice and Waiver

Unless the applicable prospectus supplement states otherwise, when we refer to “events of default” as defined in the indentures with respect to any series of debt securities, we mean:

•	default in the payment of any installment of interest on any debt security of such series continuing for 90 days unless such date has been extended or deferred;

•	default in the payment of principal of, or any premium or make-whole amount on, any debt security of such series when due and payable unless such date has been extended or deferred;

•	default in the performance or breach of any covenant or warranty in the debt securities or in the indenture by us continuing for 90 days after written notice described below;

•	bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us; and

•	any other event of default provided with respect to a particular series of debt securities.

If an event of default occurs and is continuing with respect to debt securities of any series outstanding, then the applicable trustee or the holders of 25% or more in principal amount of the debt securities of that series will have the right to declare the principal amount of all the debt securities of that series to be due and payable. If the debt securities of that series are original issue discount securities or indexed securities, then the applicable trustee or the holders of 25% or more in principal amount of the debt securities of that series will have the right to declare the portion of the principal amount as may be specified in the terms thereof to be due and payable. However, at any time after such a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of at least a majority in principal amount of outstanding debt securities of such series or of all debt securities then outstanding under the applicable indenture may rescind and annul such declaration and its consequences if:

•

we have deposited with the applicable trustee all required payments of the principal, any premium or make-whole amount, interest and, to the extent permitted by law, interest on overdue installment of interest, plus applicable fees, expenses, disbursements and advances of the applicable trustee; and

•	all events of default, other than the non-payment of accelerated principal, or a specified portion thereof, and any premium or make-whole amount, have been cured or waived.

The indentures require each trustee to give notice to the holders of debt securities within the later of 90 days after an event of default and 30 days after the event of default is actually known to a responsible officer of such trustee, unless such default has been cured or waived. However, the trustee may withhold notice if specified persons of such trustee consider such withholding to be in the interest of the holders of debt securities.

The indentures provide that holders of debt securities of any series may not institute any proceedings, judicial or otherwise, with respect to such indenture or for any remedy under the indenture, unless the trustee fails to act for a period of 90 days after the trustee has received a written request to institute proceedings in respect of an event of default from the holders of 25% or more in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to the trustee. However, this provision will not prevent any holder of debt securities from instituting suit for the enforcement of payment of the principal of, and any premium or make-whole amount, and interest on, such debt securities at the respective due dates thereof.

The indentures provide that, subject to provisions in each indenture relating to its duties in the case of a default, a trustee has no obligation to exercise any of its rights or powers at the request or direction of any holders of any series of debt securities then outstanding under the indenture, unless the holders have offered to the trustee reasonable security or indemnity. The holders of at least a majority in principal amount of the outstanding debt securities of any series or of all debt securities then outstanding under an indenture shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon such trustee. However, a trustee may refuse to follow any direction which:

•	is in conflict with any law or the applicable indenture;

•	may involve the trustee in personal liability; or

•	may be unduly prejudicial to the holders of debt securities of the series not joining the proceeding.

Within 120 days after the close of each fiscal year, we will be required to deliver to each trustee a certificate, signed by one of our several specified officers, stating whether or not that officer has knowledge of any default under the applicable indenture. If the officer has knowledge of any default, the notice must specify the nature and status of the default.

Modification of the Indentures

The indentures provide that modifications and amendments may be made only with the consent of the affected holders of a majority in principal amount of all outstanding debt securities issued under that indenture:

We and our respective trustee may make modifications and amendments of an indenture without the consent of any holder of debt securities for any of the following purposes:

•	to evidence the succession of another person to us as obligor under such indenture;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in such indenture;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•	to add to, delete from, or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication, and delivery of debt securities;

•	to make any change that does not adversely affect the rights of any securityholder in any material respect;

•	to establish the form or terms of debt securities of any series;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee; or

•

to cure any ambiguity, defect or inconsistency in an indenture, provided that such action shall not adversely affect the interests of holders of debt securities of any series issued under such indenture.

Voting

The indentures provide that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the indentures or whether a quorum is present at a meeting of holders of debt securities, the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof.

Subordination

Unless otherwise provided in the applicable prospectus supplement, subordinated debt securities will be subject to the following subordination provisions.

Upon any distribution to our creditors in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any subordinated debt securities will be subordinated to the extent provided in the applicable indenture in right of payment to the prior payment in full of all senior debt. However, our obligation to make payments of the principal of and interest on such subordinated debt securities otherwise will not be affected. No payment of principal or interest will be permitted to be made on subordinated debt securities at any time if a default on senior debt exists that permits the holders of such senior debt to accelerate its maturity and the default is the subject of judicial proceedings or we receive notice of the default. After all senior debt is paid in full and until the subordinated debt securities are paid in full, holders of subordinated debt securities will be subrogated to the rights of holders of senior debt to the extent that distributions otherwise payable to holders of subordinated debt securities have been applied to the payment of senior debt. The subordinated indenture will not restrict the amount of senior debt or other indebtedness of ours. As a result of these subordination provisions, in the event of a distribution of assets upon insolvency, holders of subordinated debt securities may recover less, ratably, than our general creditors.

No restrictions will be included in any indenture relating to subordinated debt securities upon the creation of additional senior debt.

If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise provided in the applicable prospectus supplement, the indentures allow us to discharge our obligations to holders of any series of debt securities issued under any indenture when:

•

either (i) all securities of such series have already been delivered to the applicable trustee for cancellation; or (ii) all securities of such series have not already been delivered to the applicable trustee for cancellation but (a) have become due and payable, (b) will become due and payable within one year, or (c) if redeemable at our option, are to be redeemed within one year, and we have irrevocably deposited with the applicable trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable, an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal and any premium or make-whole amount, and interest to the date of such deposit if such debt securities have become due and payable or, if they have not, to the stated maturity or redemption date;

•	we have paid or caused to be paid all other sums payable; and

•	an officers’ certificate and an opinion of counsel stating the conditions to discharging the debt securities have been satisfied has been delivered to the trustee.

Unless otherwise provided in the applicable prospectus supplement, the indentures provide that, upon our irrevocable deposit with the applicable trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or government obligations, or both, applicable to such debt securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, and any premium or make-whole amount, and interest on, such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor, the issuing company shall be released from its obligations with respect to such debt securities under the applicable indenture or, if provided in the applicable prospectus supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an event of default with respect to such debt securities.

Notwithstanding the above, we may not elect to defease and be discharged from the obligation to pay any additional amounts upon the occurrence of particular events of tax, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities, or to hold monies for payment in trust.

The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Conversion Rights

The terms and conditions, if any, upon which the debt securities are convertible into common stock or other securities of ours will be set forth in the applicable prospectus supplement. The terms will include whether the debt securities are convertible into shares of common stock or other securities of ours, the conversion price, or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at the issuing company’s option or the option of the holders, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the debt securities and any restrictions on conversion.

No Recourse

No recourse shall be had under any obligation, covenant or agreement of ours in the senior indenture or any supplemental indenture, or in any of the debt securities or because of the creation of any indebtedness represented thereby, against any of our incorporators, stockholders, officers or directors, past, present or future, or of any predecessor or successor entity thereof under any law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder, by accepting the debt securities, waives and releases all such liability.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, common stock, or preferred stock. We may offer warrants separately or together with one or more additional warrants, debt securities, common stock, or preferred stock, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the expiration date of the warrants. The applicable prospectus supplement will also describe the following terms of any warrants:

•	the specific designation and aggregate number of, and the offering price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•

the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the warrants are to be sold separately or with other securities as parts of units;

•

whether the warrants will be issued in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	the designation and terms of any equity securities purchasable upon exercise of the warrants;

•	the designation, aggregate principal amount, currency and terms of any debt securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities, common stock, or preferred stock with which the warrants are issued and, the number of warrants issued with each security;

•	if applicable, the date from and after which any warrants issued as part of a unit and the related debt securities, common stock, or preferred stock will be separately transferable;

•	the number of shares of common stock or preferred stock purchasable upon exercise of a warrant and the price at which those shares may be purchased;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the antidilution provisions of, and other provisions for changes to or adjustment in the exercise price of, the warrants, if any;

•	any redemption or call provisions; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange or exercise of the warrants.

Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

DESCRIPTION OF UNITS

The following description, together with the additional information that we include in any applicable prospectus supplements and in any related free writing prospectuses, summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectuses and the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

We may issue units comprised of shares of common stock, preferred stock, debt securities, warrants and units in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including:

•	designation and terms of the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Debt Securities” and “Description of Warrants,” will apply to each unit and to the common stock, preferred stock, debt securities and warrants included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

We, the unit agent and any of its agents, may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Unless otherwise provided in the applicable prospectus supplement, certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of us, the trustees, the warrant agents, the unit agents or any other agent of ours, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment to holders of principal, premium, interest or other distribution of underlying securities or other property on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of the securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

USE OF PROCEEDS

Except as described in any prospectus supplement or in any related free writing prospectus that we may authorize to be provided to you, the net proceeds received by us from our sale of the securities described in this prospectus will be added to our general funds and will be used for our general corporate purposes. From time to time, we may engage in additional public or private financings of a character and amount which we may deem appropriate.

PLAN OF DISTRIBUTION

We may sell securities through any one or more of the following methods from time to time:

•	to or through underwriters, brokers or dealers;

•	through agents;

•	directly to one or more other purchasers in negotiated sales or competitively bid transactions;

•

through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction; or

•	through a combination of any of the above methods of sale.

We may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act and describe any commissions that we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•	the name of the agent or any underwriters;

•	the public offering or purchase price;

•	any discounts and commissions to be allowed or paid to the agent or underwriters;

•	all other items constituting underwriting compensation;

•	any discounts and commissions to be allowed or paid to dealers; and

•	any exchanges on which the securities will be listed.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Agents, underwriters, dealers and other persons may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

•

the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

•

if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

Certain agents, underwriters and dealers, and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, or perform services, including investment banking services, for us or one or more of our respective affiliates in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more than two scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the second business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than two scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon by Goodwin Procter LLP, Boston, Massachusetts.

EXPERTS

The consolidated financial statements of Repligen Corporation appearing in Repligen Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2018, and the effectiveness of Repligen Corporation’s internal control over financial reporting as of December 31, 2018 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$100,000,000

Repligen Corporation

Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

J.P. Morgan	Stephens Inc.	Janney Montgomery Scott

                    , 2019